UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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ANIXTER INTERNATIONAL INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2012

To the Stockholders of Anixter International Inc.:

The Annual Meeting of Stockholders of Anixter International Inc. will be held at Two North Riverside Plaza, 24th Floor, Chicago, Illinois on Thursday, May 10, 2012, at 8:30 a.m., for the following purposes:

(1)	to elect 11 directors nominated by the Board of Directors;

(2)	to hold an advisory vote to approve executive compensation;

(3)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2012; and

(4)	to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 12, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) or postponements thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and will also be available at the meeting.

A copy of Anixter International Inc.’s Annual Report to Stockholders for the fiscal year ended December 30, 2011 is being mailed to all registered holders. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or by requesting them from the Company’s website at http://www.anixter.com/IRContacts.

By Order of the Board of Directors

BRADD EASTON, Assistant Secretary

Glenview, Illinois

April 4, 2012

All Stockholders are invited to attend the meeting in person. Whether or not you expect to attend, please vote your shares by following the voting procedures set forth on the proxy card.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2012.

The 2012 Proxy Statement is available at http://www.anixter.com/Proxy.

The 2011 Annual Report is available at http://www.anixter.com/AnnualReports.

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

OF ANIXTER INTERNATIONAL INC.

To Be Held May 10, 2012

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anixter International Inc., a Delaware corporation (the “Company,” which as used herein shall mean together with or without its subsidiaries, as the context may require). The Company’s corporate headquarters are located at 2301 Patriot Boulevard, Glenview, Illinois 60026 (telephone 224-521-8000). The Proxy Statement and form of proxy were first mailed to stockholders on or about April 4, 2012. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 10, 2012, at 8:30 a.m., at Two North Riverside Plaza, 24th Floor, Chicago, Illinois, or any adjournment(s) or postponement(s) thereof.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, facsimile, internet or other means of communication. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC., 470 West Ave., Stamford, CT 06902 to assist in the solicitation for a fee of $7,000 plus expenses.

VOTING

Stockholders may vote their shares of common stock, $1.00 par value, of the Company (“Common Stock”) in person at the meeting. Stockholders may also vote by proxy by signing and dating the enclosed proxy card and returning it by mail. Shares will be voted at the meeting in accordance with the stockholder’s voting instructions marked on the proxy card. If a stockholder marks no voting instructions on a properly executed proxy card, the shares will be voted as recommended by the Board of Directors. Stockholders may also vote by proxy by telephone or Internet using the instructions contained on the proxy card. Each stockholder has the power to revoke his or her proxy at any time before it is voted by (i) delivering to the Company prior to or at the meeting written notice of revocation, (ii) submitting a later dated proxy by mail, telephone or the Internet or (iii) attending the meeting and voting his or her shares in person.

A stockholder whose shares are held in “street name” (for example, in the name of a bank, broker or other record holder) must vote his or her shares in accordance with the voting instruction form provided by his or her bank, broker or other holder of record. A stockholder holding in street name must obtain a proxy from his or her bank, broker or other holder of record in order to vote in person at the meeting.

The Board of Directors has fixed the close of business on March 12, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) or postponement(s) thereof.

As of March 12, 2012, 33,219,581 shares of Common Stock were outstanding. Each stockholder is entitled to one vote per share.

A majority of the outstanding shares of Common Stock will constitute a quorum for purposes of the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum for the transaction of business at the Annual Meeting. A broker “non-vote” occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have discretionary voting authority to do so and has not received instructions as to how to vote on a particular proposal.

The election of directors will be determined by a majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election. An abstention or broker non-vote will have no effect on the election of directors. Your broker will not be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker. We encourage you to exercise your right to vote by voting your shares utilizing one of the procedures set forth on the proxy card.

The non-binding advisory vote to approve executive compensation will be determined by a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the proposal. A broker non-vote will have no effect on this proposal. Your broker will not be able to vote your shares with respect to this proposal if you do not provide instructions to your broker.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification. Brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.

The Board of Directors recommends a vote “for” the election of each nominee for director named in this Proxy Statement, “for” the approval of executive compensation and “for” the ratification of the appointment of Ernst & Young LLP.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has nominated the 11 directors named below for re-election as directors. In order to be elected as a director, a nominee must receive a majority of the votes cast with respect to that nominee’s election. A “majority of the votes cast” means that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election. All directors are elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will be unable to serve as a director, in such event the proxies will be voted for another person selected by the Board of Directors upon recommendation of the Nominating and Governance Committee, unless the Nominating and Governance Committee acts to reduce the size of the Board in accordance with the provisions of the Company’s by-laws. The number of directors has been set by the Nominating and Governance Committee at 11.

The Board of Directors, acting through the Nominating and Governance Committee, is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a Board. The Nominating and Governance Committee regularly reviews the composition of the Board in light of the Company’s changing requirements, its assessment of the Board’s performance, and the inputs of stockholders and other key constituencies.

The Nominating and Governance Committee looks for certain characteristics common to all Board members, including integrity, judgment, independence, experience, effectiveness, maturity, absence of conflict and the ability and commitment to devote sufficient time and energy to Board service.

Although the Nominating and Governance Committee does not have a written policy regarding diversity, it seeks to include on the Board a complementary mix of individuals with the diverse backgrounds, experiences, viewpoints and skills necessary to meet the challenges that the Board confronts. These individual qualities can include, among others, particular subject matter expertise, experience in a related industry, leadership experience, relevant geographical experience, governmental experience and experience in managing large or complex organizations.

The following table sets forth the name and age as of March 12, 2012 of each nominee for director of the Company (each of whom has consented to being named in the Proxy Statement and to serving if elected), the year each director was first elected, his or her position with the Company, his or her principal occupation(s) for the last five years, any directorships currently held, or held during the past five years, by such person in companies which have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act or which are registered as investment companies under the Investment Company Act of 1940, and family relationships between directors and other directors or executive officers. It also describes the qualifications, experience and selected other biographical information for each director.

Name and Age	Qualifications, Experience and Biographical Information

Lord James Blyth, 71

Director of the Company since 1995; Senior Advisor since 2007, Vice Chairman from 2004 to 2007 and Partner from 2002 to 2004 of Greenhill and Co. Inc., an investment bank; Vice Chairman of MiddleBrook Pharmaceuticals, Inc. from 2008 to 2010; Chairman from 2000 to 2008 of Diageo plc, a global premium beverage company.

Lord Blyth brings to the Board important perspectives in the areas of international business, compensation and governance through his leadership of large multinational companies. He was the former Chief Executive and then Chairman of The Boots Company, a UK-based company involved in retailing, manufacturing and property. His experience on multiple boards provides an important global perspective on management and governance issues, and his experience and stature in the U.K. business community contributes to the Board’s diversity of experience and viewpoints.

Name and Age	Qualifications, Experience and Biographical Information

Frederic F. Brace, 54

Director of the Company since 2009; Executive Vice President, Chief Administrative Officer and Chief Restructuring Officer from 2010 to March 2012 and Chief Financial Officer from March 2011 to March 2012 of The Great Atlantic & Pacific Tea Company, a retail food business (in December 2010, The Great Atlantic & Pacific Tea Company filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in March 2012); Executive Vice President and Chief Financial Officer from 2002 to 2008, Senior Vice President from 1999 to 2001 and various other management positions since 1988 of UAL Corporation, an air transportation company (in December 2002, UAL Corporation filed for protection under Chapter 11 of the Bankruptcy Code); former director of The Great Atlantic & Pacific Tea Company, of BearingPoint, Inc. and of SIRVA, Inc.

Mr. Brace’s experience as the Chief Financial Officer and head of strategy for several large public companies augments the Board’s insight into the Company’s financial and strategic performance. From 2004 through 2008, he served as a director, member of the executive committee and chair of the audit and finance committees of SIRVA, Inc., a relocation logistics services provider. He is one of the Company’s Audit Committee financial experts.

Linda Walker Bynoe, 59

Director of the Company since 2006; President and Chief Executive Officer since 1995 of Telemat Ltd., a project management and consulting firm, and Chief Operating Officer from 1989 to 1995. Director of Simon Property Group, Inc., Prudential Retail Mutual Funds, Northern Trust Corporation, and Trustee of Equity Residential. Ms. Bynoe served as a Vice President-Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978.

Ms. Bynoe’s experience as a director of other large public companies and in management consulting, accounting, strategic planning and corporate governance assists the Board in setting the strategic direction of the Company and in adopting sound internal control and governance practices. She is one of the Company’s Audit Committee financial experts and chairs the Company’s Nominating and Governance Committee.

Robert J. Eck, 53

Director of the Company since 2008, and President and Chief Executive Officer of the Company and of Anixter Inc., a subsidiary of the Company, since July 2008; Executive Vice President and Chief Operating Officer of the Company from September 2007 until July 2008; Executive Vice President — Enterprise Cabling and Security Solutions from 2004 to 2007 and Senior Vice President — Physical Security Products and Integrated Supply in 2003 of Anixter Inc. Director of Ryder System, Inc. since 2011.

Mr. Eck has 21 years of experience with the Company in a wide variety of roles. As President and Chief Executive Officer, he brings detailed knowledge about the capabilities and initiatives of the Company, thereby facilitating the Board’s role in setting strategic direction.

Robert W. Grubbs, 55

Director of the Company since 1997; President and Chief Executive Officer of the Company from 1998 to 2008; President and Chief Executive Officer of Anixter Inc., a subsidiary of the Company, from 1994 to 2008.

Mr. Grubbs’ long experience with the Company in a variety of leadership roles provides an important link to the Company’s history of innovation in the area of supply chain services. Mr. Grubbs was the Company’s Chief Executive Officer for 10 years, presiding over substantial growth in revenues and profitability, and expansion in geographic scope, service offerings and product line. He is a key contributor to the Board’s evaluation of the Company’s strategic plans.

Name and Age	Qualifications, Experience and Biographical Information

F. Philip Handy, 67

Director of the Company since 1986; a private investor; Chief Executive Officer since 2001 of Strategic Industries, LLC, a diversified global manufacturing enterprise; Director of Owens Corning, Inc.; former director of the Florida State Board of Education, WCI Communities, Inc., Rewards Network Inc. and the National Board for Education Sciences.

Mr. Handy’s role as the Chief Executive Officer of a global manufacturer adds to the Board’s international perspective. His membership on the compensation committee of another large public company provides additional perspective to the Company’s Compensation Committee, which he chairs. Mr. Handy has formerly served as vice-chairman of the Board of the National Board for Education Sciences and the chairman of the Florida State Board of Education. His involvement with public policy issues contributes to the Board’s diversity of experience and viewpoints.

Melvyn N. Klein, 70

Director of the Company since 1985; President of JAKK Holding Corp., the managing general partner of the investment partnership GKH Partners, L.P., from 1987 until 2008; Founder, Melvyn N. Klein Interests; Attorney and counselor-at-law since 1968; Director of Harbert, Inc. and JAKK Holding Corp.

Mr. Klein has served on the Board during the entire evolution of the Company’s strategy and has helped guide it through several challenging economic and financial periods. He has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector Survey on Cost Control in the Federal Government (Grace Commission) and by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. His education as an attorney and experience in government and as an entrepreneur, corporate leader and investor assists the Board in its risk evaluation and oversight role. Mr. Klein chairs the Company’s Audit Committee and is one of its financial experts.

George Muñoz, 60

Director of Company since 2004; Principal of Muñoz Investment Banking Group, LLC, and partner with the law firm of Tobin & Muñoz since 2001; President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to 2001; Assistant Secretary and Chief Financial Officer of the U.S. Treasury Department from 1993 to 1997; Director of Marriott International, Inc. and Altria Group, Inc.; former director of Esmark (formerly WPSC) and of Archipelago Holdings, Inc.

Mr. Muñoz maintains legal and investment banking practices. As a former President of the Overseas Private Investment Corporation and a former Chief Financial Officer of the U.S. Treasury, he also brings foreign investment and governmental experience to the Board. He chairs the audit committees of two large public companies and serves as one of the Company’s Audit Committee financial experts.

Stuart M. Sloan, 68

Director of the Company since 1994; a Principal since 1984 of Sloan Capital Companies LLC, a private investment company; Director of Pendrell Corp. (formerly ICO Global Communications (Holdings) Limited); former director of J. Crew Group, Inc., Clearwire Corporation and Rite Aid Corporation.

Mr. Sloan was formerly the Chairman and Chief Executive Officer of a public company and has been a successful investor for over 25 years. His investment activities give him a broad perspective on macroeconomic trends and developments which could affect the Company’s financial performance. He also provides experience serving on the compensation committees of other public companies.

Name and Age	Qualifications, Experience and Biographical Information

Matthew Zell, 45

Director of the Company since 2001; Managing Director since 2001 of Equity Group Investments division of Chai Trust Company, LLC, a private investment company; President from 1990 to 2001 of Prometheus Technologies, Inc. and its predecessor, an information technology consulting firm; and former director of Desarrolladora Homex S.A. de C.V. Mr. Zell is the son of Samuel Zell.

Matthew Zell’s experience in the field of information technology consulting provides first hand experience in the Company’s enterprise cabling market. His role with a private equity firm exposes him to a wide range of businesses and markets. Mr. Zell’s recent experience as a director of Desarrolladora Homex S.A. de C.V. provides additional international perspective to the Board.

Samuel Zell, 70

Director of the Company since 1984, Chairman of the Board of Directors of the Company since 1985; Chairman since 1999 and Chief Executive Officer since 2012 of Equity Group Investments division of Chai Trust Company, LLC, a private investment company, and its President since 2006; Chairman of the Board of Tribune Company, a diversified media company, since December 2007 and its Chief Executive Officer from December 2007 to December 2009 (in December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code); Trustee and Chairman of the Board of Trustees from October 1996 until its sale in February, 2007, Chief Executive Officer from April 2002 to April 2003 and President from April 2002 until November 2002 of Equity Office Properties Trust, an equity real estate investment trust primarily focused on office buildings; Chairman of the Board since September 2005, Director since 1999, and President, Chairman and Chief Executive Officer from July 2002 until December 2004, of Covanta Holding Corporation (previously known as Danielson Holding Corporation), a waste-to-energy and specialty insurance services company. For more than the past five years Mr. Zell has been Chairman of the Board of Equity Lifestyle Properties, Inc., an equity real estate investment trust primarily engaged in the ownership and operation of manufactured home resort communities; Chairman of the Board of Trustees of Equity Residential, an equity real estate investment trust that owns and operates multi-family residential properties; and Chairman of the Board of Capital Trust, Inc., a specialized finance company. Mr. Zell is the father of Matthew Zell.

Samuel Zell is an active investor in public and private companies around the world to which he provides strategic direction. He is a well known figure in the finance, corporate and real estate sectors and he provides companies in which he invests with a network of resources across a broad range of industries. Mr. Zell is one of the largest investors in the Company, and as Chairman strongly promotes the creation of long-term stockholder value.

WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES TO THE BOARD OF DIRECTORS

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers. The current frequency of the advisory vote on executive compensation is annually, and the next such vote will occur at our 2013 Annual Meeting of Stockholders.

The Board of Directors encourages our stockholders to carefully review the Compensation Discussion and Analysis (“CD&A”) and Executive Compensation sections of this Proxy Statement for a complete discussion of the Company’s compensation program for named executive officers. Our executive compensation program is designed to closely align executive rewards with the overall return to stockholders and Company performance with the following objectives:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet short and long term performance goals of the Company

•	promote ownership in the Company at a reasonable cost to the Company’s stockholders

•	be transparent and understandable to the participants and stockholders

•	be consistent with the Company’s corporate governance principles

We believe that the Company’s executive compensation program has been effective in achieving these goals. For example, the Company’s compensation program:

•	is overseen by an independent Compensation Committee

•	employs all executive officers “at will” without change of control or termination agreements

•	requires compensation recoupment (“clawback”) in the event of financial restatements

•	has stock ownership guidelines for all executives

•	incorporates a four year vesting period for nearly all equity awards to emphasize long term performance

•	does not allow guaranteed increases in salary, incentive awards or long term equity incentives

•	provides annual incentive awards based on performance only

•	provides pension payments based only on actual years worked

•	does not provide tax reimbursement on perquisites for named executive officers, with the exception of relocation expenses

•	does not allow re-pricing or replacing of options or stock appreciation rights

•	does not provide guaranteed annual incentives to senior executives

•	benchmarks all three primary components of compensation, targeting the 50th to 75th percentiles of compensation paid to executives at a comparison group of companies

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As an advisory vote, the result is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors value the opinions expressed by our stockholders and will carefully consider the outcome when evaluating the Company’s compensation program.

WE RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

PROPOSAL 3: RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has re-appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2012, subject to ratification by the Company’s stockholders. For further information regarding Ernst & Young LLP, please reference the Report of the Audit Committee and the Independent Registered Public Accounting Firm and Their Fees sections of this Proxy Statement. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. If the stockholders should fail to ratify the appointment of Ernst & Young LLP, the Audit Committee would reconsider the appointment.

WE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012

CORPORATE GOVERNANCE

Governance Guidelines and Charters

The operation of the Board of Directors is governed by the Company’s by-laws and Corporate Governance Guidelines. The operations of the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are governed by charters adopted by each committee and ratified by the Board of Directors. The Corporate Governance Guidelines and each of the committee charters can be viewed on the Company’s website at: http://www.anixter.com/CorporateGovernance.

Code of Ethics

The Company has a longstanding Business Ethics and Conduct Policy which is applicable to all employees, directors and officers, including the principal executive officer, the principal financial officer and the principal accounting officer. The Company’s Global Business Ethics and Conduct Policy can be viewed on the Company’s website at: http://www.anixter.com/Ethics.

Director Independence

The Board determines the independence of its directors and nominees by requiring each of them to complete and return a questionnaire which solicits information relevant to a determination of independence under applicable New York Stock Exchange and Securities and Exchange Commission rules, as well as any other direct or indirect relationship that the director may have with the Company. Independence is determined by the Board after presentation and discussion of questionnaire responses. Based on this procedure, all directors, except for Mr. Eck, were found to be independent.

Board of Directors

The Board of Directors held six meetings in 2011. Each of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served. The Company encourages its directors to attend the Annual Meeting of Stockholders. All directors attended the 2011 Annual Meeting of Stockholders.

Executive Committee

The Executive Committee, currently consisting of Samuel Zell (Chair), Ms. Bynoe and Messrs. Handy and Klein, exercises the full powers of the Board of Directors to the extent permitted by law in the intervals between Board meetings.

The Executive Committee held one meeting in 2011.

Audit Committee

The Audit Committee currently consists of Messrs. Klein (Chair), Brace, Muñoz and Ms. Bynoe, each of whom is “independent” as defined in the listing standards of the New York Stock Exchange and Rule 10A-3(b)(1) under the Exchange Act. No member of the Audit Committee serves on more than three public company audit committees. Each member of the Committee has been designated as an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit Committee oversees the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accountants’ qualifications and independence, and the performance of the independent registered public accountants and the Company’s internal audit function.

The Audit Committee held 9 meetings in 2011.

Compensation Committee

The Compensation Committee, currently consisting of Mr. Handy (Chair), Lord Blyth, Ms. Bynoe and Messrs. Brace, Klein, Muñoz and Sloan, each of whom meets the independence requirements of the New York

Stock Exchange, exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and equity-based grants.

The essential functions of the Committee are to:

•

annually determine that the Chief Executive Officer’s compensation is appropriately linked to corporate objectives, evaluate the Chief Executive Officer’s performance in light of those objectives, and set the Chief Executive Officer’s compensation based on this evaluation

•	annually review and approve the compensation of the Company’s other senior executives, including the named executive officers

•

retain overall responsibility for approving, evaluating, modifying, monitoring and terminating the compensation and benefit plans, policies and programs of the Company, including all employment, severance and change-in-control agreements (of which there are none), supplemental benefits and perquisites in which executives subject to the Committee’s review participate

•	recommend to the Board new or modified cash or equity-based incentive plans

•	recommend to the Board the form and amount of compensation for non-employee directors

•

review and discuss with management the Compensation Discussion and Analysis prepared by management and, based on its review and discussions, recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement

•	review and discuss with management its risk review of compensation programs for senior executives and the broader employee group

•	select the companies included in the comparison group for senior executive compensation

The Committee has the sole authority to retain and terminate outside advisors in executing its duties, including sole authority to approve their fees and other retention terms. Since 2005, the Committee has retained PricewaterhouseCoopers as its outside compensation consultant (the “Consultant”). The Committee may delegate certain of its activities with regard to the Consultant to the Committee Chairman and/or representatives from the Company’s management, as appropriate.

The Committee has directly engaged the Consultant to provide: (1) general advisory services in areas consistent with the Committee’s charter, including Committee processes and practices, incentive plan design and use, and significant regulatory and market trends related to executive compensation, and (2) benchmarking services in connection with the Committee’s determination of the amount and form of director and executive compensation.

Management also plays a significant role in determining or recommending the amount and form of executive compensation by recommending performance targets and objectives and evaluating executive performance. Each year, management also provides the Committee with recommended base salary, target annual cash incentive and equity-based award for each senior executive, which includes all executive officers, persons reporting directly to the Chief Executive Officer and other selected members of senior management. Each executive’s immediate superior is responsible for providing the recommendation for that executive, which is then reviewed by the Chief Executive Officer for recommendation to the Committee. Our Chairman of the Board (who is not an executive of the Company), in consultation with the Committee Chairman, is responsible for providing the recommendation to the Committee for the Chief Executive Officer’s base salary, target annual cash incentive and equity-based award and for purposes of this discussion is deemed to be the Chief Executive Officer’s immediate superior.

These recommendations are based, in part, on a review of competitive market data provided to management and the Committee by the Consultant. This data shows base salaries, total cash compensation and total compensation at the 50th and 75th percentiles of the range paid by other companies to executives holding comparable positions, which is the reference range chosen by the Committee as appropriate for benchmarking the compensation of the Company’s senior executives. The Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which the Company competes for executives. See Compensation Discussion and Analysis in this Proxy Statement for the companies in the comparison group.

In addition to a review of the competitive market data, management’s recommendations for individual executives are based on a variety of other factors, including experience in the position, performance, scope of duties compared to the benchmark positions used in the competitive market data, career potential, ability to impact results and retention goals. The evaluation of these factors and their impact on the recommendations is subjectively determined by the person making the recommendation.

After the Chairman of the Board and the Committee Chairman develop the recommendations for the Chief Executive Officer, the recommendations are presented to the full Committee for review, discussion, final determination and approval. Similarly, management’s recommendations for the other senior executives, including the named executive officers, are reviewed by the Consultant and the Committee Chairman and presented to the full Committee for review, discussion, final determination and approval.

The Compensation Committee held six meetings in 2011.

Nominating and Governance Committee

The Nominating and Governance Committee, currently consisting of Ms. Bynoe (Chair), Lord Blyth and Messrs. Brace, Handy, Klein, Muñoz and Sloan, each of whom meets the independence requirements of the New York Stock Exchange, identifies and recommends director nominees, advises the Board of Directors on corporate governance issues and Board organization and assesses Board performance.

The Board of Directors is responsible for selecting candidates for Board membership and for extending invitations to join the Board of Directors through the Nominating and Governance Committee. Candidates must meet the requirements of applicable law and listing standards, and are selected for qualities such as integrity, judgment, independence, experience, effectiveness, maturity, commitment and other relevant considerations. Any director may recommend a candidate for nomination to the Board of Directors. Consistent with its charter, the Nominating and Governance Committee is responsible for identifying and screening candidates (in consultation with the Chairman of the Board and the Chief Executive Officer), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. Final approval of any candidate shall be determined by the Board of Directors.

The Nominating and Governance Committee will consider candidates submitted by stockholders on the same basis as other candidates. Stockholders desiring to recommend a candidate for nomination at an annual stockholder’s meeting must notify the Company’s Secretary no later than 120 days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Communications should be sent to: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. Communications must set forth: the name, age, business address and residence address, e-mail address and telephone number of the proposed nominee; the principal occupation or employment of the proposed nominee; the name and record address of the stockholder who is submitting the notice; and a description of all arrangements or understandings between the stockholder who is submitting the recommendation and the proposed nominee.

The Nominating and Governance Committee held three meetings in 2011.

Executive Sessions

Each regularly scheduled Board and Committee meeting includes an executive session. The Chairman of the Board of Directors, as Lead Director, presides over all Board meetings and the executive sessions thereof, including meetings of the independent directors of the Board. The Chair of each Committee presides over executive sessions of that Committee. If the Chairman of the Board is not present, a Lead Director is selected by the independent directors present at the Board meeting, or if the Committee Chair is not present, the presiding director for the Committee meeting is selected by the independent directors present.

Board Leadership Structure

The offices of Chairman of the Board and Chief Executive Officer have been at times combined and at times separated. The Board has exercised discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances. The Board of Directors believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.

At the current time, the Board believes that separating these offices promotes Board efficiency, allows the Chief Executive Officer to focus more fully on the implementation of the Company’s strategy and is in the best interest of stockholders.

The Company’s current Chairman, Samuel Zell, is the Company’s largest investor and, as such, is particularly well qualified to ensure that the Board’s focus remains on the creation of long-term value for stockholders.

The Board’s Role in Risk Oversight

Overseeing the Company’s risk management processes and practices is a key function and competence of the Board and its committees.

Each year, management reports to the Board or one of its committees (as appropriate for the subject matter) on the nature of risks inherent in the Company’s business and its risk management practices with respect thereto including: customer strategies and credit; vendor relationships and their sustainability; product liability; business continuity and information security, recovery and development; economic trends; foreign exchange; taxation; regulatory, ethical and other compliance topics; insurance; succession planning and the attraction, retention and development of employees; compensation plans; budgeting and forecasting; public reporting; liquidity and funding; working capital; capital transactions; acquisitions and divestitures; and significant geographic or product line expansions.

These risks are considered by management and the Board in developing and approving strategic plans, annual operating plans and incentive arrangements.

Communicating with the Board of Directors and Non-Management Directors

Stockholders and other parties interested in communicating directly with the Board of Directors, individual directors, the presiding director or the non-management directors may do so by directing such communications to the Company’s Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026 and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, individual directors, the presiding director, or for non-management directors. Each communication intended for members of the Board of Directors and received by the Secretary will be reviewed by the Secretary. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

Other Matters

In order to be considered for nomination to the Company’s Board, a nominee may not hold more than five directorships at other public companies unless the nominee gives notice of the intent to resign from the number of boards required to bring the total number of directorships (including the Company) to no more than six. No member of the Company’s Board can hold more than six directorships including the Company’s directorship.

REPORT OF THE AUDIT COMMITTEE

Pursuant to the Audit Committee Charter, the function of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accountants’ qualifications and independence, and (iv) the performance of the independent registered public accountants and the Company’s internal audit function. While the Audit Committee has the duties and powers set forth in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent registered public accountants are responsible for auditing the Company’s financial statements and the effectiveness of internal controls over financial reporting and for reviewing the Company’s unaudited interim financial statements.

In fulfilling our oversight responsibilities, we have reviewed and discussed the audited financial statements in the Annual Report with management. We have reviewed and discussed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended (AICPA — Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we discussed with the independent registered public accountants their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with us concerning independence. We also considered the compatibility of nonaudit services provided by the independent registered public accountants to the Company with their independence.

We discussed with the Company’s internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The Committee regularly meets with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also reviews proposed interim financial statements with management and the independent registered public accountants. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2011 for filing with the Securities and Exchange Commission.

Melvyn N. Klein, Chair

Frederic F. Brace

Linda Walker Bynoe

George Muñoz

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THEIR FEES

Fees for professional services rendered by Ernst & Young LLP with respect to fiscal years 2011 and 2010 are set forth below.

Audit Fees

Fees for audit services totaled approximately $3,945,400 in 2011 and approximately $3,728,200 in 2010, including fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings and statutory audits of foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services for an International Financial Reporting Standards review for one of the Company’s international subsidiaries and the Ernst & Young on-line reference tool in 2011 totaled approximately $17,000. In 2010, $15,000 was spent for a compliance attestation report and the Ernst & Young on-line reference tool.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $305,100 in 2011 and approximately $402,100 in 2010.

All Other Fees

There were no fees for other services in 2011 and 2010.

Pre-Approval Policies and Procedures

The Audit Committee’s current practice is to consider for pre-approval annually all audit and non-audit services (including tax services) proposed to be provided by the independent registered public accounting firm each year. The pre-approval policy is set forth in an Audit Committee position statement. In setting forth pre-approved services in its position statement, the Audit Committee details the particular services that may be provided and the policy reason why it is logical to use Ernst & Young instead of another service provider. Should the need arise to consider engaging Ernst & Young to provide non-audit services beyond the scope of what is outlined in the position statement or in an amount in excess of the amounts pre-approved by the Audit Committee, management will bring such proposals to the Audit Committee Chairman for consideration. The Audit Committee Chairman has the authority to either act on behalf of the Audit Committee or to call a special meeting of the Audit Committee to consider any such proposal. In the event that the Audit Committee Chairman acts on behalf of the Audit Committee and pre-approves such service, the decision is reported at the next meeting of the full Audit Committee. In considering whether to approve non-audit services, the Audit Committee considers whether the provision of such services by Ernst & Young is compatible with the maintenance of that firm’s independence.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee hereby furnishes its report to the stockholders of the Company in accordance with rules adopted by the SEC.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2011.

F. Philip Handy, Chair

Lord James Blyth

Frederic F. Brace

Linda Walker Bynoe

Melvyn N. Klein

George Muñoz

Stuart Sloan

COMPENSATION CONSULTING FEES

The Compensation Committee has retained PricewaterhouseCoopers (the “Consultant”) as its independent compensation consultant. The Consultant provides the Committee with data, analysis and assessment of alternatives related to the amount and form of executive and director compensation, but does not provide recommendations on compensation decisions for individual executive officers.

In 2011, fees related to providing advice to the Committee were approximately $114,000. Fees related to other services provided by the Consultant to the Company in 2011 were approximately $862,000 of which $796,000 related to the administration of the Company’s defined benefit pension plans. The decision to use the Consultant for these other services, none of which related to executive compensation matters, was made by management. Although management reports on the nature and scope of these services, they were not specifically approved by the Committee.

As part of its annual review process in determining whether to renew the Consultant’s executive compensation consulting engagement, the Committee considers the independence of the Consultant from the other divisions of their firm and from the Company’s management. The Committee retains the Consultant for the upcoming year only after determining that such independence exists. The Committee believes that the nature and scope of the other services provided to the Company do not impair the Consultant’s ability to render independent advice to the Committee.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that the talents, experience, dedication and entrepreneurial skills of our senior executives have been and will continue to be essential to the Company’s success. Accordingly, the objectives of our compensation program are to:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet short and long term performance goals of the Company

•	promote ownership in the Company at a reasonable cost to the Company’s stockholders

•	be transparent and understandable to the participants and stockholders

•	be consistent with the Company’s corporate governance principles

To achieve these objectives, we use a variety of compensation elements, including base salary, annual cash incentive awards, equity-based awards, deferred compensation and retirement benefits, all of which are discussed below.

What our compensation program is designed to reward

Our compensation program is designed to motivate and align individual performance with strategic Company objectives by rewarding and incenting our executives for assuming responsibilities deemed important to the Company’s success, for excelling in the discharge of those responsibilities, for achieving competitively superior performance over annual and longer periods of time and for achieving yearly financial and non-financial goals that we believe are important to the creation and maintenance of stockholder value.

The elements of our compensation program

Base salary, annual cash incentive awards and equity-based awards for senior executives, including those named in the Summary Compensation Table in this Proxy Statement (“named executive officers”), are considered together and benchmarked against compensation paid at appropriate comparable companies. The Company and the Compensation Committee believe that the use of benchmarking data is useful in determining the range that should be considered in setting the compensation of the senior executives. The Compensation Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which the Company competes for executives. These companies are chosen from organizations of a similar size, or representative range, of revenues, market capitalization and number of employees. The selection is also based on one or more characteristics that they share in common with the Company, such as similar operational models, business sectors and selected financial metrics.

The 17 companies in the comparison group for 2011 were:

Acuity Brands, Inc.	Fastenal Company	Owens & Minor, Inc.
Airgas, Inc.	Genuine Parts Company	Patterson Companies, Inc.
Arrow Electronics, Inc.	W.W. Grainger, Inc.	United Stationers Inc.
Avnet, Inc.	Henry Schein, Inc.	Watsco, Inc.
Brightpoint, Inc.	Interline Brands, Inc.	Wesco International, Inc.
R.R. Donnelley & Sons Company	MSC Industrial Direct Co., Inc.

The benchmarking data provided by the Consultant shows base salaries, total cash compensation (i.e., base salary and annual cash incentives) and total compensation (i.e., base salary, annual cash incentives and equity-based awards) at the 50th and 75th percentiles of the range paid by the comparison group of companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of the Company’s senior executives. This information, together with recommendations from management, the Chairman of the Board and the Chairman of the Compensation Committee, are reviewed and considered by the Compensation Committee in reaching its final determination of executive compensation. See Corporate Governance — Compensation Committee section of this Proxy Statement for more information on how management’s recommendations factor into the setting of compensation for executives other than the Chief Executive Officer and how recommendations of the Chairman of the Board and the Chairman of the Compensation Committee factor into the setting of compensation for the Chief Executive Officer.

In addition to the benchmarking data and individual executive performance, another factor affecting 2011 compensation decisions was the lack of a sustained economic recovery from the recession that began to affect the Company in September 2008. As a general matter, the Company had implemented an 18 month interval for salary and annual cash incentive increases beginning in 2009. Accordingly, no general salary and annual cash incentive review occurred for January 1, 2011. However, two of the continuing named executive officers received increases in salary and annual cash incentive opportunity in 2011. Mr. Eck, our chief executive officer, who has been consistently below the 50th percentile of the range paid by the comparison group of companies for CEOs, received a salary and annual cash incentive opportunity increase effective January 1, 2011. Mr. Dosch, our chief financial officer, had a salary and annual cash incentive increase approved in February 2011, effective July 1, 2011 upon his promotion to chief financial officer following Mr. Letham’s retirement.

Base Salary:    We provide our executives with a fixed level of annual income necessary to attract and retain executives. The Compensation Committee meets in the early part of each year to review executive salaries. The principal factors considered in making salary adjustment decisions include the individual’s performance, potential for advancement within the Company, tenure with the Company and tenure in the particular position. Annual salary adjustments typically are effective as of January 1 of each year. However, increases for 2011 were deferred to January 1, 2012 consistent with the approach taken throughout the Company, except for the two continuing named executive officers discussed above.

Mr. Eck’s base salary was increased 14.3% from $700,000 to $800,000 effective January 1, 2011. His salary, as adjusted, placed him at approximately 8.0% below the 50th percentile of salaries paid by the comparison group of companies to their chief executive officers. The Compensation Committee believed that this was an appropriate salary for a chief executive officer in his third year in the position and allowed for a reasonable progression in compensation based on future performance and increased tenure as a chief executive officer.

Mr. Dosch’s annual base salary was increased from $357,000 to $420,000 effective July 1, 2011 in connection with his promotion. His salary, as adjusted, placed him at approximately 22% below the 50% percentile of salaries paid by the comparison group of companies to their chief financial officers. The Compensation Committee believed this was an appropriate salary for a newly-appointed chief financial officer.

The base salary rates for the other named executive officers ranged from 13.9% below to 8% above the 50th percentile of the range of base salaries paid by the comparison group of companies to executives holding comparable positions. Salaries in excess of the 50th percentile reflected factors such as the tenure of the executive in the position and with the Company and relatively greater responsibilities as compared to benchmarked positions. Salaries were below the 50th percentile due to the 18 month salary increase interval and due to any salary increases lagging those of the benchmarking salaries for comparable companies.

Annual Incentive Awards:    The Company provides its executives with annual incentive award plans designed to reward performance that supports the Company’s short term performance goals. Annual incentive award plans for senior executives are provided under the Company’s Management Incentive Plan (“MIP”) approved by stockholders in 2004. Under the MIP, each year the Compensation Committee establishes an award pool equal to 3% of the Company’s operating income as reported on the Company’s consolidated statements of operations for the plan year. A percentage of the award pool is assigned each year by the Compensation Committee to each senior executive. The total amount of all awards for any year may not exceed the amount in the award pool for that year, and the maximum award for any participant in a given year may not exceed 50% of the applicable award pool. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant.

Each year, the Compensation Committee approves a target annual incentive for each executive that can be earned upon meeting the performance goals contained in the annual budget. Historically, and in 2011, these incentive plans provided an opportunity to earn an award for: (1) the achievement of the operating earnings specified in the Company’s annual budget approved by the Board of Directors; (2) the achievement of the rate of return on tangible capital specified in the Company’s approved annual budget; and (3) the achievement of other quantitative or qualitative individual goals specified in the plan.

The budget process for determining operating earnings and the rate of return on tangible capital goals for 2011 began after the Company completed its 2010 mid-year review and forecast for the remainder of the year. The Company then considered planned actions and the potential for a changed operating environment or specific events that could have an effect on the financial performance of the Company in 2011 and considered the potential magnitude of those effects. Planned actions may include but are not limited to the opening or closing of offices or warehouses in new or existing geographies, initiatives to increase market share or market penetration, new product introductions, the introduction of existing products into new geographies and acquisitions or divestitures. The Company also took into account the completion of large contracts which were not likely to be repeated or replaced, gross margin trends and macro-economic expectations, and a variety of other risks which may affect results.

Finalization of the budget by management included input from sales, marketing, operations, information technology, human resources and finance management with responsibilities for various end market sales initiatives, geographic segment profitability or global functional support. The 2011 budget was submitted in November of 2010 to the Board of Directors for review, discussion and approval.

The Company has chosen to reward the achievement of budgeted operating earnings and rate of return on tangible capital because it believes that these items are among the most meaningful measures of the Company’s performance. By emphasizing earnings over sales, for example, the annual incentive plan helps to ensure that an acceptable level of profitability is maintained and enhanced.

Rate of return on tangible capital is deemed to be an important measure of the Company’s success because the wholesale distribution industry in which the Company competes is working capital-intensive. The Company’s assets consist primarily of inventories and accounts receivable, and the management of these assets to control borrowing costs and write downs in the value of these assets is crucial to the Company’s profitability.

Operating earnings and rate of return on tangible capital are key drivers of net income, earnings per share and return on equity, and have been chosen over these latter measures in order to eliminate the effects of decisions about the Company’s capital structure, which tend to be longer-term in nature and therefore not well-suited to the annual incentive plan.

The final component of each executive’s annual incentive plan consists of one or more quantitative or qualitative objectives, the achievement of which is deemed by his or her immediate superior (or by the Compensation Committee in the case of the Chief Executive Officer) to be within the executive’s ability to influence and to be an important contribution to the short and/or long term success of the Company.

The amount of compensation that would be earned by an executive if all objectives in the annual incentive plan were fully met (but not exceeded) is the “target” amount for that executive. See the Grants of Plan-Based Awards Table in this Proxy Statement for disclosure of threshold, target and maximum payouts for the named executive officers.

The target annual incentives are determined so that total cash compensation of senior executives is at approximately the 50th percentile of the range of total cash compensation provided to similarly situated executives in the comparison group of companies. The 2011 target, threshold and maximum annual incentive award opportunities did not increase from 2010 for the continuing named executive officers, except for Mr. Eck and Mr. Dosch. The target amounts set for the named executive officers for 2011 provided total cash compensation ranging from 12.5% below to 20.6% above this 50th percentile. The same factors that accounted for variances between actual and benchmarked base salaries apply to the variances between actual and benchmarked total cash compensation.

Because the Company benchmarks total cash compensation rather than annual incentives per se, and total cash compensation includes base salary, recommendations for target annual incentives can be affected by base salary determinations. However, the Compensation Committee believes that its target annual incentives are consistent with the Company’s philosophy that senior executives should have a sizable amount of their cash compensation at risk. During the four year period from 2008-2011, annual incentives paid to the senior executives who were named executive officers during this period have ranged from 33% to 150% of their target amounts.

For 2011, (1) the operating earnings component for each senior executive whose plan was based on worldwide operating earnings was established with respect to the executive’s scope of authority, and represented 35% to 60% of the total target annual incentive under the plan; (2) the return on tangible capital component for each senior executive whose plan is based on worldwide return on tangible capital was established with respect to the executive’s scope of authority and represented 20% to 40% of the total target annual incentive under the plan; and (3) the individual objective component of each senior executive’s plan was consistent with the strategies and actions underlying the annual operating plan, and represented 10% to 30% of the total target annual incentive under the plan.

The individual qualitative objectives for each named executive officer who received an annual incentive payment were as follows:

Mr. Eck:	Ensure smooth succession of CFO; provide guidance for Asia Pacific and Central America/Latin America (CALA) leadership transitions; work with Europe, Middle East and Africa (EMEA) to achieve goals; develop M&A opportunities; ensure smooth Clark Security integration.

Mr. Letham:	Finalize succession planning for smooth transition to new CFO and promote effective internal and external communications.

Mr. Dosch:	Complete transition to EVP-CFO; develop transition plan for SVP-Global Finance; deliver cash flow goals; optimize capital structure; lead M&A activities.

Mr. Faber:	Finalize preparation for implementation of international financial reporting standards; train foreign operations in tax packages; support tax reduction plans; continue to work with CALA on controls; implement expanded XBRL requirements; assist tax and treasury departments to evaluate several EMEA initiatives.

Mr. Smith:	Integrate Clark Security employees into Company culture, policies and processes; support business restructuring in EMEA; improve Canadian health, safety and environmental program.

Mr. Shoemaker:	Develop succession and opportunity plan for the treasury department; analyze bank services and fees; deliver cash flow goals.

When the financial results for the year are finalized, calculations of the amounts earned by each of the senior executives pursuant to the terms of his or her annual incentive plan are prepared by management and furnished to the Compensation Committee and the Consultant. Payments for achievement of the operating earnings and rate of return on tangible capital objectives are based on the application of the formula in the annual incentive plan to the audited financial results, while payments for achievement of individual objectives assigned to each executive are based on evaluation and recommendation by the executive’s immediate superior or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee, for review and approval by the Compensation Committee.

For 2011 the target incentive and the relative weight assigned to each performance goal for each named executive officer who received an annual incentive payment were as follows:

	Robert J. Eck	Dennis J. Letham	Ted A. Dosch	Rodney A. Smith	Terrance A. Faber	Rodney A. Shoemaker
Target Incentive	$750,000	$475,000	$325,000 *	$130,000	$105,000	$84,000
Financial Performance Goals:
Worldwide Operating Earnings	38%	38%	38%	42%	42%	42%
Worldwide Return on Tangible Capital	37%	37%	37%	28%	28%	28%
Individual Objectives	25%	25%	25%	30%	30%	30%

*	Reflects a target incentive of $300,000 for January 1-June 30 and $350,000 for July 1-December 31.

For each performance goal there is a threshold level of performance, below which no incentive is paid. Attainment of the threshold level results in payment of 25% of the target incentive amount, attainment of the target level of performance results in payment of 100% of the target incentive amount, and attainment of the maximum level of performance results in payment of 150% of the target incentive amount. In each case, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

The following table sets forth for 2011 the target and payout levels for each financial performance goal, actual performance, and the actual percentage of the target incentive paid.

Worldwide Operating Earnings Target: $307,801,000
Worldwide Operating Earnings Tiers	Multiplier		Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
			$362,762,000	117.9%	150%
Less than $247,372,000.0
$247,372,000.2		5
$307,801,000	1.0
$320,000,000 or more	1.5

Worldwide Return on Tangible Capital Target: 23.8%

Worldwide Return on Tangible Capital Tiers	Multiplier		Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
			25.4%	106.7%	150%
Less than 19.5%	.0
19.5%	.2	5
23.8%	1.0
24.0% or more	1.5

Multipliers also apply to the individual objectives. For other than the Chief Executive Officer, the executive’s immediate superior evaluates the executive’s achievement of the objective. Taken into account are any particular challenges encountered in performing the objective, including developments which were outside of the executive’s control. Based on this evaluation, the executive’s immediate superior makes a qualitative judgment about the extent to which the executive has met the Company’s expectations for achievement of the objective, and recommends a multiplier to be applied to the target incentive. The multipliers are submitted, along with supporting commentary, to the Compensation Committee for review and approval. The Compensation Committee makes the same evaluation and determination for the Chief Executive Officer. In addition, the Compensation Committee can, at its discretion, apply a multiplier in excess of 1.5, provided the resulting total award under the annual incentive plan does not exceed the limitations imposed by the MIP on the amount of the aggregate award.

The performance of the continuing named executive officers during 2011 resulted in the following multipliers applied to their target annual incentive with respect to their individual objectives: Mr. Eck: 1.5; Mr. Dosch: 1.2; Mr. Faber: 1.2; Mr. Smith: 1.0; and Mr. Shoemaker: 1.25. (In connection with his retirement, Mr. Letham received a prorated annual cash incentive payment based on a multiplier of 1.5 for corporate performance goals and a multiplier of 1.0 for individual objectives.)

Annual incentive awards paid to the continuing named executive officers with respect to the corporate performance goals and the individual objectives in accordance with these results are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement and the annual incentive award to Mr. Letham is shown in the “Bonus” column of that table.

Equity-Based Awards:    The Company is dedicated to enhancing long-term value for its stockholders, and believes that the best way to ensure its senior executives maintain focus on this goal is to provide a substantial part of their total compensation in the form of equity-based awards. The Company’s use of equity-based awards is designed to promote ownership and align the economic interests of senior executives to those of the stockholders at a reasonable cost to the Company and to reward and retain senior executives identified as key to the continuity and success of the business or as high potential succession candidates. Because the Company believes that it is duplicative to apply the performance-based criteria used to determine annual cash incentives to equity-based compensation, it has historically, and in 2011, chosen to condition the vesting of equity-based awards on the passage of time.

The Company’s Stock Incentive Plan approved by stockholders in 2010, as well as predecessor plans, provide for various types of awards, including stock options, stock appreciation rights, stock awards, performance shares, stock units, performance units and dividend equivalent rights.

The Company has traditionally provided long term incentive compensation to named executive officers through a combination of stock options and restricted stock units (RSUs). Stock options provide an element of risk to executives in that value is created for the executives only when value is created for stockholders, and they provide a more leveraged vehicle for accomplishing this objective. RSUs manage potential increased dilution that would result from using only options, and provide executives with outright value that supports executive retention. As compared to options, fewer RSUs can be used to meet long-term compensation objectives.

In March, 2011, all continuing named executive officers received RSUs, and Mr. Eck and Mr. Dosch also received stock options (their awards consisted of 50% RSUs and 50% options). In light of his planned retirement in July 2011, Mr. Letham did not receive an equity grant. In connection with his promotion, Mr. Dosch received an additional award of stock options and RSUs in July 2011 valued at $499,992.

The Company generally provides equity-based awards to its senior executives so that their total compensation is between the 50th and 75th percentile of the total compensation provided to similarly situated executives in the comparison group of companies. This reflects the Company’s practice of leveraging total compensation relative to the benchmark rates which is consistent with the Company’s philosophy that senior executives should receive a sizable amount of their total compensation as equity in the Company. Because the Company benchmarks total compensation for its senior executives rather than equity-based awards per se, and total compensation includes total cash compensation, recommendations for equity-based awards can be affected by total cash compensation determinations.

In determining the total amount of equity to award each year, the Compensation Committee also reviews the dilution and value transfer rates of the companies in the comparison group. With respect to dilution, the Consultant presents, for each company in the comparison group, shares reserved as a percentage of total diluted shares outstanding, along with the percentages associated with the 25th, 50th and 75th percentiles. Lower percentiles correlate to lower dilution. Based on that data, the Company was between the 50th and 75th percentiles. The value of long term incentives over the 2010 awards increased approximately 0.5%.

With respect to value transfer, the Consultant presents, for each company in the comparison group, the value (as a percentage of market capitalization) of equity grants to all recipients and to the chief executive officer for each of the three most recent years available, and the three year average. Percentages associated with the 25th, 50th and 75th percentiles are also presented. Lower percentiles correlate to lower award values in relation to market capitalization. Based on that data, the Company was between the 50th and 75th percentiles in total value transferred in 2011, and between the 50th and 75th percentiles in value transferred to its Chief Executive Officer in 2011. Management also presents the year-end value of all the Company’s outstanding equity-based awards.

These grants to the named executive officers are shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this Proxy Statement.

Pensions:    The Company believes that providing a measure of retirement income to its employees, including its senior executives, is important to the Company’s recruitment and retention goals. Accordingly, certain U.S. employees and employees of certain foreign subsidiaries participate in Company-sponsored plans. For certain highly compensated employees in the U.S., the Company provides a non-qualified excess benefit plan which extends the applicable benefit formula in the qualified pension plan to eligible compensation that exceeds the amount allowed by the Internal Revenue Code (“Code”) to be taken into account under the qualified plan. All named executive officers participate in the excess benefit plan. See the discussion accompanying the Pension Benefits Table in this Proxy Statement.

Deferred Compensation:    The Company believes that providing a method for employees, including its senior executives, to save for retirement on a tax-deferred basis is important to the Company’s recruitment and retention goals. Accordingly, substantially all U.S. employees are eligible to participate in the Company’s 401(k) plan. For certain highly compensated employees, including its senior executives, the Company provides a non-qualified deferred compensation plan that enables participants to defer up to 50% of their salary and 100% of their annual incentive until retirement or other specified future date. The Company pays interest on these deferrals and provides an enhanced crediting rate if the Company meets certain pre-determined financial performance goals. See the discussion accompanying the Nonqualified Deferred Compensation Table in this Proxy Statement.

Perquisites:    Except for Mr. Dosch’s relocation expenses and related tax gross-up in 2010, the named executive officers do not receive perquisites.

Dul Separation Agreement

On March 26, 2012, the Company entered into a separation agreement with John A. Dul in connection with his termination of employment that occurred on December 8, 2011. The material terms of the separation agreement are as follows: (i) base salary continuation for 24 months; (ii) a 2011 bonus; (iii) continued coverage under the Company’s health plan at active employee rates for the lesser of 18 months following December 8, 2011 or until he obtains comparable coverage from a new employer; (iv) a tax gross-up on the imputed income resulting from such continued health coverage; and (v) outplacement services until the earlier of June 19, 2013 or the date he finds new employment. Mr. Dul’s unvested restricted stock units due to vest on March 1, 2012 vested on such date, and stock options due to vest on March 1, 2012 vested on such date and may be exercised until December 7, 2012. Mr. Dul will provide consulting services to the Company on an independent contractor basis until December 7, 2012. The agreement contains a two year noncompete and nonsolicitation provision and a release of claims provision.

Deductibility of Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and the three other most highly compensated officers of a public company other than the chief financial officer to $l,000,000 per year, but contains an exception for certain performance-based compensation. It is the policy of the Company to structure its incentive and equity-based compensation in a manner that will minimize the impact of limitations imposed by Section 162(m) to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the Company’s best interest. The Company’s grants of stock options under its Stock Incentive Plans and awards under its Management Incentive Plan qualify as “performance-based compensation” under Section 162(m). Base salary does not by its nature qualify as performance-based compensation under Section 162(m). RSUs granted under the Company’s Stock Incentive Plan generally are not considered performance-based, and may not be fully deductible if paid to an executive officer while he is subject to Section 162(m).

Stock Ownership Guidelines

To promote the alignment of the interests of directors and senior executives with those of the stockholders, the Company has established the following minimum Company stock ownership guidelines: directors shall hold stock valued at three times their annual retainer and the Chief Executive Officer shall hold stock valued at five times his base salary. The Chief Executive Officer shall set the minimum Company stock ownership guidelines for the other senior executives. The value of shares owned, vested RSUs and vested stock options is used to determine whether the guidelines have been met. The Compensation Committee is responsible for recommending appropriate actions in respect of persons failing to meet the ownership guidelines within five years of those persons becoming subject to the guidelines. The Company’s Global Business Ethics and Conduct Policy prohibits hedging against a decline in the Company’s share price.

All directors and executives subject to these requirements are either above their ownership requirements or, taking into account the continued vesting of previous and/or anticipated equity-based awards, are expected to achieve their requirement within the prescribed five year timeframe.

Executives are not subject to minimum holding periods; however, in the event an executive does not meet the Company’s stock ownership guidelines, the Board may take corrective action including, but not limited to, prohibiting sales of stock until the executive meets the applicable guideline.

Timing of Awards

Annual incentive awards for the most recently completed fiscal year are determined by the Compensation Committee at its regularly scheduled meeting in February each year, after the financial statements for the recently completed year are finalized and results are publicly reported. These financial statements are necessary to complete the calculation of the amount of awards earned.

Base salaries, annual incentive targets and equity-based awards for the current year are also determined at the February meeting, after the Board of Directors has approved the operating budgets for the year, the Consultant has provided benchmarking data and management has formulated its recommendations.

Equity-based awards are generally granted on March 1 of each year. The Compensation Committee chose March 1 of each year as the grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued RSUs vested. Under certain limited circumstances, such as in connection with a promotion, the Compensation Committee will make grants on a date other than March 1.

These awards are approved at the meeting as dollar-value awards to each recipient rather than a number of shares, units or options. The number of shares or units to be granted to each recipient is determined by dividing the dollar-value award to each participant as approved by the Compensation Committee, by the closing price of the Company’s stock on the grant date or, if not a trading day, the immediately preceding trading day. The number of options to be granted is similarly determined, using their Black-Scholes value on the grant date or, if not a trading day, the immediately preceding trading day. The exercise price of stock options is the closing price of the underlying common stock on the grant date or, if not a trading day, the immediately preceding trading day.

Recovery of Awards

Beginning in 2010, all annual incentive and long term incentive awards to senior executives are expressly conditioned upon the Company’s right to recoup a portion or all of any such award granted in respect of any fiscal year for which the financial results of the Company are restated.

Subsequent Compensation Decisions

At the 2011 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 97.7% of shares present at the meeting and entitled to vote. The Committee considered these results and, based on the strategic objectives of the Company, the Company’s performance and the close alignment of the compensation program with stockholder interests and the overwhelming support from stockholders in 2011, determined not to make any major changes to compensation plans and programs for fiscal year 2012. Accordingly, the Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2011, except that as scheduled, the effective date of base salary and annual incentive target increases began to occur on an annual basis effective January 1, 2012, consistent with historical practice.

EXECUTIVE COMPENSATION

2011 SUMMARY COMPENSATION TABLE

This table shows the compensation for the fiscal years ended December 30, 2011, December 31, 2010 and January 1, 2010 of the Company’s Chief Executive Officer, the two individuals who served as Chief Financial Officer during 2011, the three other most highly compensated executive officers who were serving at year end and one former executive officer whose employment terminated during 2011 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
Robert J. Eck	2011	800,000	0		1,150,008		1,149,997		1,125,000	933,817	(6)	5,094	5,163,916
President & Chief Executive Officer	2010	665,000	0		1,000,012		999,934		948,350	359,944		4,125	3,977,365
	2009	630,000	0		750,014		750,005		243,750	302,822		5,903	2,682,494
Dennis J. Letham	2011	283,461	326,563	(7)	0	(8)	0	(8)	0	8,968	(9)	5,393	624,385
Former Executive Vice President — Finance and Chief Financial Officer (through June 30, 2011)	2010	540,000	0		1,199,980		0		633,650	500,856		4,125	2,878,611
	2009	530,000	0		1,199,987		0		178,125	964,100		9,905	2,882,117

Ted A. Dosch	2011	388,500	0		499,962	(10)	500,013	(10)	463,125	10,908	(11)	4,136	1,866,644
Executive Vice President — Finance and Chief Financial Officer	2010	351,000	0		149,998		149,990		408,000	2,689		58,989	1,120,666
	2009	325,096	0		275,013		0		96,000	2,084		117,006	815,199

John A. Dul	2011	354,904	0		187,514	(12)	187,486	(12)	0	279,471	(13)	4,293	1,013,668	(14)
Former Vice President — General Counsel and Secretary (through December 8, 2011)	2010	317,500	0		174,983		174,980		173,415	100,199		4,125	945,202
	2009	310,000	0		149,991		150,877		47,000	95,930		6,014	759,812

Terrance A. Faber	2011	270,000	0		249,971		0		147,900	112,466	(15)	4,473	784,810
Vice President —Controller	2010	266,000	0		249,982		0		137,860	71,151		4,125	729,118
	2009	262,000	0		450,002		0		43,000	77,114		5,903	838,019
Rodney A. Smith	2011	267,000	0		209,990		0		175,250	9,812	(16)	4,314	666,366
Vice President — Human Resources	2010	263,500	0		185,020		0		170,735	4,307		4,125	627,687
	2009	260,000	0		179,989		0		47,000	2,590		3,875	493,454
Rodney A. Shoemaker	2011	231,000	0		149,983		0		119,750	124,578	(17)	4,075	629,386
Vice President —Treasurer	2010	228,000	0		149,998		0		110,555	73,195		3,954	565,702
	2009	225,000	0		119,993		0		34,000	62,464		4,215	445,672

(1)	The amounts in this column reflect salary earned by each named executive officer for the applicable year. Annual salary rate increases were effective as of January 1 for 2009. In 2010, the salary rate increase was effective as of July 1. In 2011, Mr. Eck and Mr. Dul received salary rate increases effective January 1 and Mr. Dosch received a promotional salary rate increase on July 1.

(2)	The amounts in these columns are the grant date fair value of restricted stock unit awards and option awards computed in accordance with FASB ASC Topic 718 for each fiscal year shown. For an explanation of assumptions used in valuing the awards, see Note 9 to the Consolidated Financial Statements contained in the Company’s 2009 Form 10-K; Note 11 to the Consolidated Financial Statements contained in the Company’s 2010 Form 10-K; and Note 9 to the Consolidated Financial Statements contained in the Company’s 2011 Form 10-K.

(3)	This column shows the cash incentive payments the Company awarded under the Management Incentive Plan to each named executive officer for the fiscal years shown.

(4)	Amounts shown in this column include the annual increase for the fiscal year in the actuarial present value of each executive’s accumulated benefit under all Company defined benefit plans. See Note 8 to the Consolidated Financial Statements contained in the Company’s 2011 Form 10-K. This column also includes above market earnings on deferred compensation in 2010 and 2011. There were no above market earnings on deferred compensation in 2009.

(5)	For components of the amounts in this column, see the 2011 All Other Compensation table below.

(6)	Includes the annual increase for 2011 in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $925,922 and above market earnings on deferred compensation of $7,895.

(7)	Reflects the bonus paid to Mr. Letham in connection with his retirement, consisting of a prorated annual cash incentive payment based on a multiplier of 1.5 for corporate performance goals and a multiplier of 1.0 for individual objectives. The multiplier of 1.5 was based on the level of actual achievement level of the corporate performance goals as of June 30, 2011, and the multiplier of 1.0 was based on achievement of individual goals at the target level.

(8)	Mr. Letham did not receive an equity award in 2011 due to his planned retirement.

(9)	Includes above market earnings on deferred compensation of $8,968 and does not include a decrease for 2011 in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $100,162 due to his partial year of employment and commencement of pension payments.

(10)	Includes grants on March 1, 2011 and promotion grants on July 1, 2011.

(11)	Includes the annual increase for 2011 in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $10,347 and above market earnings on deferred compensation of $561.

(12)	Reflects the grants of restricted stock unit awards and option awards to Mr. Dul on March 1, 2011 that were forfeited in connection with his departure from the Company.

(13)	Includes the annual increase for 2011 in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $274,829 and above market earnings on deferred compensation of $4,642.

(14)	Does not reflect severance benefits payable in connection with Mr. Dul’s separation agreement entered into in March 2012. See “Compensation Discussion and Analysis – Dul Separation Agreement.”

(15)	Includes the annual increase for 2011 in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $112,003 and above market earnings on deferred compensation of $463.

(16)	Includes the annual increase for 2011 in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $7,689 and above market earnings on deferred compensation of $2,123.

(17)	Includes the annual increase for 2011 in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $120,584 and above market earnings on deferred compensation of $3,994.

2011 All Other Compensation

Named Executive Officer	Company Matching Contribution to 401(k) Plan	Interest on Dividend Equivalents(1)
Robert J. Eck	$4,125	$969
Dennis J. Letham	$4,125	$1,268
Ted A. Dosch	$3,998	$138
John A. Dul	$4,125	$168
Terrence A. Faber	$4,125	$348
Rodney A. Smith	$4,125	$189
Rodney A. Shoemaker	$3,954	$121

[1]	These amounts reflect interest on dividend equivalents credited to stock units that was paid to the executive when the stock units vested.

Employment Agreements

Until his retirement from the Company on June 30, 2011, the Company was a party to an Employment Agreement dated as of January 1, 2006 with Mr. Letham which provided for certain compensation and benefits during employment:

Salary:    The minimum annual base salary was at least $385,000 for Mr. Letham. Salary could not be reduced except with his consent or in connection with an overall reduction in salary paid to senior executives of the Company as a group.

Annual Incentives:    Mr. Letham was eligible to participate in the Management Incentive Plan and the minimum target annual incentive amount was at least $365,000. The target incentive amount could not be reduced except with his consent or in connection with an overall reduction in the target incentive amount paid to senior executives of the Company as a group.

Other Benefits:    Mr. Letham was eligible to participate in the Company’s 2001 Stock Incentive Plan and successor plans in accordance with their terms and was eligible for other employee benefits on the same basis as other similarly situated senior executives.

The Company has no employment agreements with any other executives.

2011 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to (1) estimated payouts under non-equity incentive plans in 2011 and (2) restricted stock units and options awarded in 2011.

Name	Grant Date	Committee Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)
Robert J. Eck		2/17/11	187,500	750,000	1,125,000	—	—	—	—
	3/1/11	2/17/11				16,424	39,986	70.02	2,300,006
Dennis J. Letham		2/17/11	118,750	475,000	712,500	—	—	—	—
Ted A. Dosch		2/17/11	81,250	325,000	487,500	—	—	—	—
	3/1/11	2/17/11				3,570	8,693	70.02	499,982
	7/1/11	2/17/11				3,782	9,388	66.10	499,993	(4)
John A. Dul		2/17/11	43,750	175,000	262,500	—	—	—	—
	3/1/11	2/17/11				2,678	6,519	70.02	375,000
Terrance A. Faber		2/17/11	26,250	105,000	157,500	—	—	—	—
	3/1/11	2/17/11				3,570	0	0	249,971
Rodney A. Smith		2/17/11	32,500	130,000	195,000	—	—	—	—
	3/1/11	2/17/11				2,999	0	0	209,990
Rodney A. Shoemaker		2/17/11	21,000	84,000	126,000	—	—	—	—
	3/1/11	2/17/11				2,142	0	0	149,983

(1)	The Compensation Committee generally approves equity awards at its February meeting, to be granted on the following March 1. March 1 was chosen as the annual grant date to reduce the administrative burden in issuing awards with varying grant dates. A July 1, 2011 promotional grant was also approved for Mr. Dosch at the February meeting.

(2)	Payouts under the Management Incentive Plan were based on performance in 2011, which has now occurred. Thus, the amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set earlier in 2011. Actual amounts paid under the Management Incentive Plan for 2011 are reflected in the Summary Compensation Table of this Proxy Statement as Non-Equity Incentive Plan Compensation.

(3)

Calculated in accordance with FASB ASC Topic 718. The stock options and/or restricted stock units vest in 1/3 increments during employment beginning on the second anniversary of the March 1, 2011 grant date.

The exercise price of the option awards granted on March 1 was $70.02, which represents the Company’s closing stock price on March 1, 2011. The fair value of the stock option grants was $28.76 per share, which was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility of 38.0%; expected dividend yield of zero; risk-free interest rate of 2.50%; and an average expected life of 6.125 years. Restricted stock units were valued at $70.02 per unit, which was the closing price of the underlying common stock on March 1, 2011.

(4)	Calculated in accordance with FASB ASC Topic 718. The stock options and restricted stock units vest in 1/3 increments during employment beginning on the second anniversary of the July 1, 2011 grant date. The exercise price of the option awards was $66.10, which represents the Company’s closing stock price on July 1, 2011. The fair value of the stock option grant was $26.63 per share, which was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility of 37.7%; expected dividend yield of zero; risk-free interest rate of 2.22%; and an average expected life of 6.125 years. Restricted stock units were valued at $66.10 per unit, which was the closing price of the underlying common stock on July 1, 2011.

Management Incentive Plan

For 2011, the Compensation Committee approved annual incentive awards composed of three components: Operating Earnings, Return on Tangible Capital and individual objectives. The Compensation Committee set a target incentive amount for each named executive officer ranging from 36% to 94% of base salary. The actual payout for each component of the annual incentive award can range from zero to 150% of the target incentive opportunity for each component. For each component, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

A significant portion of each named executive officer’s incentive opportunity (70% or 75%) was based on the two financial components. Each year, the Compensation Committee sets Operating Earnings target, threshold and maximum amounts. If the Company reaches the threshold Operating Earnings amount, the executive is eligible for a threshold payment of 25% of the Operating Earnings component of the incentive award, with pro rata increases in payout as Operating Earnings reach the target amount. Exceeding the Operating Earnings target amount will result in payments above the target incentive award amount, up to a maximum of 150%. Similarly, the Compensation Committee sets yearly Return on Tangible Capital target, threshold and maximum amounts. At the threshold Return on Tangible Capital amount the executive receives 25% of the Return on Tangible Capital component of the incentive award, with pro rata increases in payout as Return on Tangible Capital reaches the target amount. Exceeding the target Return on Tangible Capital amount will result in payments above the target incentive amount up to a maximum of 150%. The remaining portion of the annual incentive opportunity is based on achievement of individual objectives, which are determined subjectively by the named executive officer’s immediate superior or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee.

See “Annual Incentive Awards” in the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of the Management Incentive Plan.

Restricted Stock Units

Restricted stock units were granted under the Company’s 2010 Stock Incentive Plan. Generally, one-third of the restricted stock units vest during employment on each anniversary of the grant date beginning with the second anniversary of the grant date. Due to his planned retirement, Mr. Letham did not receive stock units in 2011. Units convert to an equal number of unrestricted shares of common stock on the date they vest. Holders of restricted stock units have the right to receive dividend equivalents, which are credited at the time dividends are paid and are held by the Company until the units vest. Dividend equivalents are credited with interest equal to 4% per year until the units vest.

Stock Options

Stock options were granted under the Company’s 2006 Stock Incentive Plan. Options granted to the named executive officers in 2011 vest during employment in one-third increments on each anniversary of the grant date beginning with the second anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

This table sets forth information for each named executive officer with respect to (1) each grant of stock options outstanding as of December 30, 2011 and (2) each outstanding restricted stock unit that has not vested as of December 30, 2011.

								Stock Awards
	Option Awards(1)							Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock that Have Not Vested($)(5)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date(3)
Robert J. Eck	2,780 34,112 15,489 13,221 19,499 9,294 21,544 0 0	(6) (7) (9) (9) (9) (9) (9)	0 17,056 0 0 9,750 4,647 43,089 62,340 39,986	(8) (10) (10) (10) (10) (10)	21.00 43.42 57.18 78.81 61.34 56.49 27.59 40.07 70.02	02/21/2012 03/01/2016 03/01/2017 10/01/2017 03/01/2018 07/01/2018 03/01/2019 03/01/2020 03/01/2021		61,813		3,686,527
Ted A. Dosch	0 0 0		9,351 8,693 9,388	(10) (10) (10)	40.07 70.02 66.10	03/01/2020 03/01/2021 07/01/2021		17,098		1,019,725
John A. Dul	7,477 6,777 6,750 4,334 0		0 0 3,375 8,668 10,909		21.00 57.18 61.34 27.59 40.07	02/21/2012 03/01/2017 03/01/2018 03/01/2019 03/01/2020	(11) (11) (11) (11)	4,213	(12)	251,263
Terrance A. Faber	0 8,249	(9)	14,213 4,125	(8) (10)	43.42 61.34	03/01/2016 03/01/2018		21,026		1,253,991
Rodney A. Smith	3,749	(9)	1,875	(10)	61.34	03/01/2018		12,048		718,543
Rodney A. Shoemaker	3,749	(9)	1,875	(10)	61.34	03/01/2018		9,011		537,416

(1)	In accordance with the anti-dilution provisions of the Company’s Stock Incentive plans, this table reflects the adjustment to the number of outstanding options and the exercise prices to reflect the special dividend declared on September 23, 2010.

(2)	Unvested awards are generally forfeited upon termination of employment for any reason.

(3)	Each option was granted 10 years prior to the expiration date shown in this column.

(4)	Restricted stock units vest during employment in 1/3 increments beginning on the second anniversary of each grant date. Unvested awards are generally forfeited upon termination of employment for any reason.

The unvested restricted stock units for the continuing named executive officers will vest as follows:

Unit Vesting

Name	3/1/2012	7/1/2012	3/1/2013	7/1/2013	3/1/2014	7/1/2014	3/1/2015	7/1/2015
Robert J. Eck	19,618	1,661	21,780	0	13,279	0	5,475	0
Ted A. Dosch	4,288	0	5,477	1,261	2,361	1,260	1,190	1,261
Terrance A. Faber	8,454	0	8,241	0	3,141	0	1,190	0
Rodney A. Smith	4,121	0	4,484	0	2,443	0	1,000	0
Rodney A. Shoemaker	3,168	0	3,244	0	1,885	0	714	0

(5)	Represents the value of shares of common stock covered by the restricted stock units, using $59.64, which was the closing price of the common stock on December 30, 2011.

(6)	These stock options vested in 1/4 increments beginning on the first anniversary of each grant date.

(7)	These stock options vested in 1/3 increments beginning on the fourth anniversary of the grant date.

(8)	These stock options vest during employment in 1/3 increments beginning on the fourth anniversary of the grant date.

(9)	These stock options vested in 1/3 increments beginning on the second anniversary of the grant date.

(10)	These stock options vest during employment in 1/3 increments beginning on the second anniversary of the grant date.

(11)	All options that were vested as of December 30, 2011 were exercised by Mr. Dul prior to March 7, 2012. Pursuant to Mr. Dul’s separation agreement, all 3,375 of his unvested options with an exercise price of $61.34, 4,334 of his unvested options with an exercise price of $27.59 and 3,636 of his unvested options with an exercise price of $40.07 vested on March 1, 2012. All options that vested on March 1, 2012 are exercisable through December 7, 2012.

(12)	Pursuant to Mr. Dul’s separation agreement, 4,213 restricted stock units vested on March 1, 2012.

2011 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to (1) the exercise of stock options during 2011 by each named executive officer, (2) the dollar amount realized upon such exercise, (3) the number of shares of common stock acquired by each named executive officer during 2011 as a result of the vesting of restricted stock units and (4) the value of those vested shares.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert J. Eck	16,620	703,324	17,349	1,181,369
Dennis J. Letham	92,947	2,820,522	28,639	2,030,219
Ted A. Dosch	0	0	3,117	220,964
John A. Dul	2,500	119,512	3,804	269,666
Terrance A. Faber	38,107	786,169	7,869	557,833
Rodney A. Smith	0	0	4,278	303,267
Rodney A. Shoemaker	6,656	294,591	2,736	193,955

(1)	Each executive immediately disposed of all shares acquired on exercise, except for 6,616 shares acquired on exercise and held by Mr. Eck. The amount represents the difference between the exercise price and the price at which the shares acquired upon exercise were sold, or in the case of shares held after exercise, the difference between the exercise price and the average of the high and low prices of the stock on the NYSE on the date of the exercise, in each case multiplied by the number of shares of common stock covered by the options exercised.

(2)	Represents the value of the common stock on the vesting date. This value equals the number of shares acquired on the vesting date multiplied by either the average of the high and low prices of the stock on the NYSE on such date, if the vesting date is a trading day, or the previous trading day’s closing price of the stock on the NYSE, if the vesting date is not a trading day.

2011 PENSION BENEFITS

The Company provides defined pension benefits under the Company’s Pension Plan, Excess Benefit Plan and the Supplemental Executive Retirement Plan (“SERP”). This table shows (1) the years of service credited to each named executive officer under each plan and (2) the present value of the accumulated benefit payable under each plan to each named executive officer upon retirement at age 65.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert J. Eck	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	22.00 22.00	1,345,941 830,733	0 0
Dennis J. Letham	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan Anixter Inc. SERP	18.00 18.00 18.00	1,441,333 316,400 2,187,406	$45,318 0 0
Ted A. Dosch	Anixter Inc. Pension Plan(3) Anixter Inc. Excess Benefit Plan(3)	2.95 2.95	8,540 6,490	0
John A. Dul	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	22.36 22.36	649,830 125,925	0 0
Terrance A. Faber	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	11.42 11.42	438,007 29,706	0 0
Rodney A. Smith	Anixter Inc. Pension Plan(3) Anixter Inc. Excess Benefit Plan(3)	5.38 5.38	16,289 2,496	0 0
Rodney A. Shoemaker	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	25.83 25.83	486,029 4,957	0 0

(1)	The number of years of service credited to the named executive officer under the specified plan, computed as of December 30, 2011 which is the same measurement date used for financial statement reporting purposes in the Company’s 2011 Form 10-K. Credited service was based on hours worked through July 31, 2006 and an elapsed time method from August 1, 2006 forward. No credit is given for years not worked.

(2)	The actuarial present value of the named executive officer’s accumulated benefits under the applicable plan, computed as of the same December 30, 2011 measurement date used for financial statement reporting purposes in the Company’s 2011 Form 10-K.

(3)	Pension benefit based on formula described below applicable to hires after June 1, 2004.

Pension Plan and Excess Benefit Plan

The Pension Plan is a tax-qualified pension plan covering all US employees, excluding any person subject to a collective bargaining agreement which does not provide for coverage under the Pension Plan. The monthly benefit formula for all employees hired prior to June 1, 2004 provides an amount equal to the employee’s years of continuous service (not to exceed 30) multiplied by the sum of 0.65% of the portion of the employee’s Final Average Pay that is less than or equal to  1/12 of the employee’s Covered Compensation (an amount specified in the Pension Plan based on year of birth), plus 1.3% of the portion of the employee’s Final Average Pay in excess of 1/12 of the employee’s Covered Compensation. Final Average Pay means the highest average monthly salary and bonus (including but not limited to overtime, commissions, performance-based bonuses, employee referral bonuses, and amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans) paid during a 60-consecutive month period occurring in the 120-month period prior to termination of employment, taking into account the applicable Code limits. The monthly benefit formula for employees hired on or after June 1, 2004 is the sum of 0.15% of salary excluding bonuses (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five, plus 0.20% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater. In addition, each participant hired after June 1, 2004 has a Personal

Retirement Account that is treated as a minimum benefit, whether taken as a lump sum or annuity. The Personal Retirement Account is a notional account that receives an annual pay credit equal to 2.0% of salary excluding bonuses (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five or 2.5% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater.

The Excess Benefit Plan is available to US employees who are recommended by the Chief Executive Officer and approved by the Compensation Committee. For employees hired prior to June 1, 2004, it utilizes the same benefit formulas in the Pension Plan, except that the formula is applied to the portion of the salary and bonus (as described above) and annual benefits that cannot be taken into account under the Pension Plan due to Code limits. For employees hired on or after June 1, 2004, the Excess Plan provides a Personal Retirement Account that is credited with an annual pay credit of 2.0% of salary and bonus for each plan year after 2010 in which the participant's years of continuous service is fewer than five or 2.5% of salary and bonus for each plan year after 2010 in which the participant's years of continuous service is five or greater, less the annual amount credited to the Pension Plan Personal Retirement Account. The Excess Benefit Plan Personal Retirement Account grows with interest based on current 10-year Treasury rates. The purpose of the Excess Plan is to provide those eligible participants with a retirement benefit that recognizes the participant’s full salary and bonus and any benefit amounts restricted by Code limits.

Participants hired prior to June 1, 2004 are eligible to receive a retirement benefit under the Pension Plan and the Excess Benefit Plan after completing five years of service. The normal retirement age for receiving full benefits under the Pension Plan and the Excess Benefit Plan is 65. Employees hired prior to June 1, 2004, after attaining age 55, may retire and elect to receive early payment, although the amounts paid are actuarially reduced to reflect the longer payment period. An employee who terminates employment prior to age 55 but has five years of service is eligible for a deferred vested benefit beginning at age 65 (or age 55 subject to an actuarial reduction). Employees hired on or after June 1, 2004 may retire at any age after completing three years of service and receive benefit payments subject to actuarial reduction. The Company does not grant extra years of credited service under the Pension Plan or Excess Benefit Plan. Participants in the Pension Plan hired prior to June 1, 2004 may elect to receive payments as follows: single life annuity, 10-year certain with life annuity, joint and survivor annuity, and joint and contingent annuity. Participants in the Excess Benefit Plan hired prior to June 1, 2004, may elect to receive payments as follows: single life annuity and joint and survivor annuity. For these participants, a lump sum payment is also available under the Pension Plan and Excess Benefit Plan if the value of the benefit is under $10,000. Participants in the Pension Plan hired on or after June 1, 2004 may elect to receive payments as follows: single life annuity, joint and survivor annuity, and lump sum. Participants in the Excess Benefit Plan hired on or after June 1, 2004 will receive their benefit payment as a lump sum. The lump sum payable to employees hired on or after June 1, 2004 cannot be less than the Personal Retirement Account. Currently, Mr. Faber is eligible for early retirement payments under the Pension Plan and the Excess Benefit Plan. Mr. Letham retired during 2011 and commenced benefits under the Pension Plan as of July 1, 2011 and benefits under the Excess Benefit Plan as of January 1, 2012 (the benefits are actuarially reduced to reflect commencement prior to age 65).

SERP

Effective as of August 4, 2004, Mr. Letham participated in the SERP. The SERP provides a monthly normal retirement benefit commencing at age 65 equal to 50% of his Final Average Pay, offset by the monthly retirement benefits payable to him under Social Security, the Pension Plan and Excess Benefit Plan. Under the terms of the SERP, Mr. Letham was required to commence payments on the first day of the seventh month following retirement. Retirement prior to age 65 actuarially reduced Mr. Letham’s retirement benefit (using the factors set forth in the Pension Plan). Mr. Letham was fully vested in the SERP when he retired on June 30, 2011 and he commenced actuarially reduced payments as of January 1, 2012.

Assumptions

The assumptions used in calculating the present value of the projected accumulated benefits under the Pension Plan, Excess Benefit Plan and SERP are set forth in Note 8 to the Company’s Consolidated Financial Statements contained in the Company’s 2011 Form 10-K.

2011 NONQUALIFIED DEFERRED COMPENSATION

Deferrals under the Company’s Deferred Compensation Plan

This table shows information regarding each named executive officer’s benefit under the Company’s Deferred Compensation Plan (“DCP”).

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert J. Eck	0	0	45,738	0	930,027
Dennis J. Letham	0	0	108,807	152,869	2,329,618
Ted A. Dosch	51,000	0	2,926	0	75,189
John A. Dul	0	0	26,453	0	546,407
Terrance A. Faber	0	0	2,680	0	54,494
Rodney A. Smith	85,368	0	11,797	12,559	249,958
Rodney A. Shoemaker	108,461	0	22,506	0	470,388

(1)	These amounts are reflected in the Summary Compensation Table in this Proxy Statement, as “Salary” or “Non-Equity Incentive Plan Compensation”.

(2)	The following amounts are reflected as above market earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Eck: $7,895; Mr. Letham: $8,968; Mr. Dosch: $561; Mr. Dul: $4,642, Mr. Faber: $463, Mr. Smith: $2,123 and Mr. Shoemaker: $3,994.

(3)	The following amounts have been reported as compensation in this or prior years’ Summary Compensation Tables: Mr. Eck: $289,474; Mr. Letham: $1,081,136; Mr. Dosch: $72,177; Mr. Dul: $381,779, Mr. Faber: $31,706, Mr. Smith: $234,525 and Mr. Shoemaker: $285,261.

Selected employees are eligible to participate in the DCP. Under the DCP, employees may defer up to 50% of base salary and up to 100% of annual non-equity incentive. Elections are made annually, prior to the beginning of the calendar year for which the election is effective. Once made, deferral elections are irrevocable for the year. Deferred amounts are credited to an account established for each participant. Interest is credited at the end of each month and accrues on the average daily balance of the account at 140% of the three month average of the previous quarter’s 10 year Treasury Note rate. This rate was designed to approximate the Company’s long-term borrowing rate. For 2011, the average crediting rate was 5.17%. Active participants are eligible to receive an enhanced crediting rate of up to one-half percentage point per quarter if the Company meets or exceeds certain quarterly performance goals. The enhanced crediting rate is credited at the end of each eligible calendar quarter. Participants must be employed for at least one-half the quarter to be eligible for this enhanced rate. In 2011, enhanced crediting was paid for all four quarters.

All deferrals must remain in the DCP for at least five years from deferral date, except for terminations due to retirement, disability or death. At the time they make their deferral election, participants also elect the form and time of distribution. Retirement and disability payment options are: lump sum, monthly installments or a combination of lump sum and monthly installments. For pre-2005 deferrals, the number of monthly installments may not exceed 120. For post-2004 deferrals, the number of monthly installments may not exceed 180. For all other terminations, excluding death, participants receive a lump sum on the first of the calendar year two years following employment termination, provided deferrals have been in the DCP for five years. Participants terminating prior to age 55 may elect to defer receipt of pre-2005 deferrals to a specified date not later than age 55. Pre-2005 deferrals are eligible for an accelerated distribution at any time, subject to a 10% penalty. Post-2004 deferrals have no such accelerated distribution allowance. A participant may receive early distribution without penalty by providing evidence of severe financial hardship as defined by the DCP and IRS. In the event of termination due to the participant’s death, the beneficiary receives a lump sum distribution if the participant is under age 55, or in the form the participant had elected for retirement benefits if age 55 or older.

Employees may change their elections with respect to the form and timing of distributions. Such changes must be made at least two calendar years prior to the current distribution date for pre-2005 deferrals. For post-

2004 deferrals, such changes must be made at least 12 months prior to the date any amount is distributable, provided that any change must defer the distribution for at least five years beyond the date the payment would otherwise have been made or begun.

Deferrals under the 2001 and 2006 Stock Incentive Plans

This table shows information regarding each named executive officer’s deferral account under the Company’s 2001 and 2006 Stock Incentive Plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
Robert J. Eck	0	0	6,456	(1)	57,354	(2)	154,431	(3)
Dennis J. Letham	0	0	68,775	(4)	523,159	(5)	0
Ted A. Dosch	0	0	1,330	(1)	10,268	(2)	33,160	(6)
John A. Dul	0	0	168	(1)	12,531	(2)	0
Terrance A. Faber	0	0	2,431	(1)	25,922	(2)	59,392	(7)
Rodney A. Smith	0	0	1,265	(1)	14,093	(2)	30,789	(8)
Rodney A. Shoemaker	0	0	949	(1)	9,013	(2)	23,371	(9)

(1)	Represents interest credited on dividend equivalents allocated to unvested restricted stock units which is not reported in the Summary Compensation Table in this Proxy Statement.

(2)	Includes distribution of dividend equivalents and interest credited on the dividend equivalents with respect to restricted stock units that vested during fiscal year 2011. The interest payment is reported in the Summary Compensation Table in this Proxy Statement.

(3)	Includes dividend equivalents allocated to unvested restricted stock units of $147,514 and interest credited on the unvested dividend equivalents of $6,917, neither of which was reported on the Summary Compensation Table in this Proxy Statement.

(4)	Includes appreciation of deferred vested stock units of $67,507 and $1,268 of interest credited on unpaid dividend equivalents allocated to unvested restricted stock units. Only the interest was reported in the Summary Compensation Table in this Proxy Statement.

(5)	Includes distribution of previously deferred vested stock units valued at $256,901 at the time of deferral, realized appreciation of $171,913 on the conversion of these previously deferred units, dividend equivalents of $93,077 and interest on the dividend equivalent of $1,268. Only the interest was reported in the Summary Compensation Table in this Proxy Statement.

(6)	Includes dividend equivalents allocated to unvested restricted stock units of $31,675 and interest credited on the unvested dividend equivalents of $1,485, neither of which was reported on the Summary Compensation Table in this Proxy Statement.

(7)	Includes dividend equivalents allocated to unvested restricted stock units of $56,732 and interest credited on the unvested dividend equivalents of $2,660, neither of which was reported on the Summary Compensation Table in this Proxy Statement.

(8)	Includes dividend equivalents allocated to unvested restricted stock units of $29,409 and interest credited on the unvested dividend equivalents of $1,380, neither of which was reported on the Summary Compensation Table in this Proxy Statement.

(9)	Includes dividend equivalents allocated to unvested restricted stock units of $22,324 and interest credited on the unvested dividend equivalents of $1,047, neither of which was reported on the Summary Compensation Table in this Proxy Statement.

Restricted stock units were granted under the Company’s 2001 and 2006 Stock Incentive Plans. Generally, one-third of the units vests during employment on each anniversary of the grant date beginning with the second anniversary of the grant date. Units generally convert to an equal number of unrestricted shares of common stock on the date they vest and are paid to the holder of the units at such time. Holders of restricted stock units are credited with dividend equivalents at the time dividends are paid. The deferred dividend equivalents are credited annually with interest at a rate equal to 4% per year until the units vest, at which time the dividend equivalents and accrued interest are paid to the executive. The interest credited on the deferred dividend equivalents is reflected in the “Aggregate Earnings in Last FY” column above.

Executive officers covered by Section 162(m) of the Code could make an advance election to defer receipt of the restricted stock units granted in 2005 through 2007 to a date later than the date on which the units vest, although they receive the related accrued dividend equivalents and interest at the time the units vest. At the later date selected by the executive, the units are converted to unrestricted shares of common stock and paid to the executive. Any dividend equivalents accruing after the vesting date are paid to the executive at the time they are accrued. The first deferral of stock units pursuant to such an election did not occur until 2007, when the first portion of the grants made in 2005 vested. Conversions of stock units granted after 2007 are not permitted to be deferred past the date of vesting. Mr. Letham was the only executive officer with deferred units and these were paid to him in 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement

The Company had an Employment Agreement with Mr. Letham that terminated with his retirement on June 30, 2011. The Company does not have employment agreements with any continuing executive officers.

Separation Agreement

In connection with Mr. Dul’s separation, the Company entered into an agreement that provides for the following severance benefits, quantified as follows: (i) continued base salary for 24 months ($700,000); (ii) a bonus payment for 2011 ($236,250); (iii) continued health coverage at active employee rates for 18 months or, if earlier, until attainment of coverage from a new employer plus a related tax gross-up on the imputed income ($18,155, which represents 18 months of such coverage using 2011 rates); (iv) outplacement services until June 19, 2013 or, if earlier, until attainment of new employment ($8,500); (v) vesting of certain stock options ($210,061, which represents the difference between the option exercise price and the $59.64 closing price of the stock on December 30, 2011); and (vi) vesting of 4,213 restricted stock units ($251,263, which is based on the $59.64 closing price of the stock on December 30, 2011).

Stock Incentive Plans

The Company’s Stock Incentive Plans provide that (i) if an employee’s employment is terminated for other than death or cause, vested stock options can be exercised for 90 days after termination (or if earlier, the expiration of the option term), and if the employee subsequently dies within such 90-day period, such vested options can be exercised for 12 months following such death (or if earlier, the expiration of the option term); (ii) if an employee’s employment is terminated due to death, the stock option can be exercised for 12 months (or if earlier, the expiration of the option term); and (iii) if an employee’s employment is terminated for cause (as determined by the Compensation Committee in its sole discretion), all options expire on the date of such termination. In addition, options granted in 2011 and after may be exercised until the earlier of their stated term or 12 months after retirement to the extent the options are exercisable at retirement. If the employee should die within this period, the above described options may be exercised for 15 months following retirement or if earlier, the end of their stated term.

NON-EMPLOYEE DIRECTOR COMPENSATION(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Lord James Blyth	0	160,212	160,212
Frederic F. Brace	69,000	125,170	194,170
Linda Walker Bynoe	75,250	125,170	200,420
Robert W. Grubbs	0	140,100	140,100
F. Philip Handy	0	172,618	172,618
Melvyn N. Klein	89,000	125,170	214,170
George Muñoz	0	191,736	191,736
Stuart M. Sloan	0	162,717	162,717
Matthew Zell	0	140,100	140,100
Samuel Zell	0	300,096	300,096

(1)	Directors who are employees of the Company are not compensated for their Board service. Amounts shown include (i) $2,500 for each Board, Compensation Committee and Nominating and Governance Committee meeting attended, (ii) a $5,000 annual retainer for the chair of the Nominating and Governance Committee until July 1, 2011 when the annual retainer increased to $7,500, (iii) a $10,000 annual retainer for the chair of the Compensation Committee; (iv) $3,500 for each Audit Committee meeting attended and a $20,000 annual retainer for the chair of the Audit Committee and (v) an annual retainer of $125,000, except for the Chairman of the Board who received an annual retainer of $300,000. The Chairman of the Board does not receive any fees for meetings attended. Annual retainers are paid in vested stock units; each director may elect to receive meeting fees and chair retainers in cash or in stock units. The annual retainer and any chair retainers elected to be received in stock units are paid quarterly in vested stock units by dividing one-fourth of the amount due by the closing price of the common stock on the last trading day before the grant date. Any meeting fees elected to be received in stock units are paid at the beginning of the next calendar quarter using the closing price of the common stock on the last trading day before the grant date. The stock units convert to Common Stock at a pre-arranged time selected by each director prior to the grant date. Due to rounding of stock unit grants upward to whole numbers, amounts reflected above slightly exceed the stated compensation. Any amounts elected to be received in cash are paid quarterly as earned. Amounts paid in cash are shown in the “Fees Earned or Paid in Cash” column and amounts paid in stock units are shown in the “Stock Awards” column. To maintain comparability from year-to-year, the amounts shown in the columns above reflect the compensation received by each non-employee director for services rendered during 2011, regardless of when such compensation was actually paid.

(2)	Amounts shown were calculated in accordance with FASB ASC Topic 718 and reflect the Company’s expense with respect to stock units granted for services rendered during 2011. The following stock awards were outstanding at calendar year end for each non-employee director:

Name	Vested Outstanding Stock Units
Lord James Blyth	46,800
Frederic F. Brace	6,809
Linda Walker Bynoe	16,652
Robert W. Grubbs	10,344
F. Philip Handy	19,702
Melvyn N. Klein	23,073
George Muñoz	23,090
Stuart M. Sloan	19,835
Matthew Zell	29,465
Samuel Zell	54,428

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 12, 2012, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director or nominee for director of the Company, the continuing named executive officers in the Summary Compensation Table and by all directors and officers as a group.

Name of Beneficial Owner (1)	Stock Units(2)	Common Stock		Options for Common Stock(3)	Total(4)	Percent of Class
Lord James Blyth	47,408	—		—	0	*
Frederic F. Brace	7,333	200		—	200	*
Linda Walker Bynoe	17,176	2,000	(5)	—	2,000	*
Robert W. Grubbs	10,910	168,943		64,151	233,094	*
F. Philip Handy	20,394	53,795	(6)	—	53,795	*
Melvyn N. Klein	23,597	32,400		—	32,400	*
George Muñoz	14,847	12,619		—	12,619	*
Stuart Sloan	20,485	62,942		—	62,942	*
Matthew Zell	30,031	12,500	(7)	—	12,500	*
Samuel Zell	55,686	4,928,397	(8)	—	4,928,397	14.8
Robert J. Eck	59,486	52,655		182,290	234,945	*
Ted A. Dosch	17,853	7,094		3,117	10,211	*
Terrance A. Faber	16,174	20,302		26,587	46,889	*
Rodney A. Smith	11,529	8,262		5,624	13,886	*
Rodney A. Shoemaker	8,148	10,489		5, 624	16,113	*
All directors and executive officers as a group including the above named persons	370,142	5,382,359		293,017	5,675,376	16.9

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Stock units convert to fully vested common stock on a 1-for-1 basis at a time specified prior to grant. None of the stock units listed in this column will convert within 60 days.

(3)	All options listed in this column are exercisable within 60 days.

(4)	Totals presented in this column include only common stock, options for common stock exercisable within 60 days and stock units which covert to common stock within 60 days.

(5)	Includes 2,000 shares owned by Ms. Bynoe’s husband to which Ms. Bynoe disclaims beneficial ownership.

(6)	All shares are held in a margin account.

(7)	All shares are held by the Matthew Zell Revocable Trust, of which Mr. Zell is the sole trustee and beneficiary.

(8)	The shares of Common Stock shown in this table include: 1,000 shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell; 4,647,147 of such shares are owned by Samstock/SIT, L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”). 55,588 of such shares are owned by Samstock/ZFT, L.L.C., whose sole member is ZFT Partnership, of which the general partners are the Zell Trusts. 55,587 shares are owned by Samstock/Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts. 28,700 of such shares are owned by SZ Intervivos QTIP Trust. The trustee of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust Company, LLC (“Chai Trust”). Mr. Zell is not a director of Chai Trust and does not have voting or dispositive power over such common shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of such common shares, except to the extent of his pecuniary interest therein. 140,375 shares are owned directly by Mr. Zell. (Also, see the Security Ownership of Principal Stockholders Table in this Proxy Statement.) Of these shares, 4,228,697 shares are pledged.

(9)	Includes 2,000 shares held by the Ann E. Dosch Trust, the trustee of which is Ann E. Dosch, spouse of Mr. Dosch.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock have filed all such reports on a timely basis during 2011, except for one Form 4 filing by Mr. Eck, that was filed late due to an oversight by the Company.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 12, 2012 with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Samstock/SIT, L.LC. Samstock/ZFT, L.L.C. Samstock/Alpha, L.L.C. SZ Intervivos QTIP Trust Samuel Zell Two North Riverside Plaza Chicago, IL 60606	4,647,147 55,588 55,587 28,700 141,375	(1)	14.8%
Common	Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	3,532,081	(2)	10.6%
Common	Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	2,198,723	(3)	6.6%
Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,127,883	(4)	6.4%
Common	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,124,671	(5)	6.4%

(1)	Samstock/ SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Company, LLC, a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. The trustee of all of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust. Mr. Zell is not a director of Chai Trust and does not have voting or dispositive power over such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of such common shares, except to the extent of his pecuniary interest therein. The amounts shown for Mr. Zell include 1,000 shares held by Helen Zell Revocable Trust to which Mr. Zell disclaims beneficial ownership. The total does not include 55,686 restricted stock units owned by Mr. Zell.

(2)	According to Schedule 13G, dated January 10, 2012, Lord, Abbett & Co. LLC has sole power to vote 3,245,513 shares and sole power to dispose of 3,532,081 shares.

(3)	According to Schedule 13G, dated February 14, 2012, Neuberger Berman Group LLC has shared power to vote 2,015,629 shares and shared power to dispose of 2,198,723 shares.

(4)	According to Schedule 13G, dated February 6, 2012, The Vanguard Group, Inc. has sole power to vote 43,229 shares, shared power to dispose of 43,229 shares and sole power to dispose of 2,084,654 shares.

(5)	According to Schedule 13G, dated January 20, 2012, BlackRock, Inc. has sole power to vote 2,124,671 shares and sole power to dispose of 2,124,671 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

David Grubbs, brother of Robert Grubbs (a director of the Company), has an interest in Structured Innovations Ltd., which acts as a manufacturer representative (the “Representative”) to certain Company suppliers. The suppliers’ relationship with the Company predates their relationship with the Representative. Although the Company is not a party to any arrangements between the Representative and the Company’s suppliers, the Company is aware that the Representative receives a commission from such suppliers on the Company’s sales of such suppliers’ products into certain regions. Total Company sales (on a cost of goods sold basis) of these suppliers’ products in 2011 were approximately $159.7 million, of which only a portion of these sales result in a commission to the Representative. Total Company sales into regions for which the Representative may receive a commission were approximately $10.4 million.

In 2011, the Company sold approximately $0.2 million of product to Covanta Energy Corporation (“Covanta”) in arms’ length transactions. Our Chairman, Samuel Zell, is the non-executive chairman of the board of Covanta Holding Corporation (“Covanta Holdings”), the parent entity of Covanta. Various trusts established for the benefit of Mr. Zell and members of his family indirectly own approximately 11% of the equity of Covanta Holdings. The trustee of these trusts is Chai Trust Company, LLC. Mr. Zell is not a director of Chai Trust Company, LLC, and does not have any voting or dispositive power regarding such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of all such shares of Covanta, except to the extent of his pecuniary interest therein. In addition, Mr. Zell’s spouse is trustee of a trust that owns 25,418 shares of Covanta Holdings, as to which Mr. Zell may be attributed beneficial ownership, and Mr. Zell personally owns 28,938 shares of Covanta Holdings. To the extent of his pecuniary interest in all such shares of Covanta Holdings, Mr. Zell may be deemed to have an interest in these transactions.

Various Company policies and procedures, which include the Global Business Ethics and Conduct Policy (applicable to all directors and executive officers) and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. The Audit Committee reviews and, where necessary, approves transactions throughout the year, as they arise. At the Audit Committee’s February meeting it reviews transactions that require disclosure in the Proxy Statement under applicable SEC rules, and approves the form of disclosure to be contained in the Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 30, 2011, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	1,623,533	$49.26	2,346,894

(1)	The number shown is the number of shares that, as of December 30, 2011, may be issued upon exercise of 756,277 outstanding options and vesting of 867,256 restricted stock units.

(2)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which vest at no cost to participants).

(3)	The number shown is the number of shares that, as of December 30, 2011, may be issued upon exercise of options and other equity awards that may be granted in the future under the Plans.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 5, 2012 in order to be considered for inclusion in the Company’s Proxy Statement and Proxy relating to the 2013 Annual Meeting of Stockholders. Under the Company’s by-laws, any stockholder proposal submitted other than for inclusion in the proxy statement must be received by the Company no earlier than January 10, 2013 and no later than February 9, 2013 in order to be considered at the 2013 Annual Meeting of Stockholders, and must contain the information required by the by-laws.

“HOUSEHOLDING” PROXY MATERIALS

Only one Annual Report and Proxy Statement is being delivered to consenting multiple stockholders sharing an address unless Anixter International Inc. has received contrary instructions from one or more of the holders. Stockholders at a shared address who are receiving a single copy of the Annual Report and Proxy Statement and who wish to receive separate copies now and/or in the future should make a request in writing to the Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026 or by phone at 224-521-8000. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or from the Company’s website at http://www.anixter.com/IRContacts. Stockholders at a shared address who are receiving multiple copies of those documents and who wish to receive a single copy should direct their request to the bank or brokerage firm which holds their shares.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 4, 2012

By Order of the Board of Directors

BRADD EASTON, Assistant Secretary

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 through 13.

ò	Please fold here – Do not separate	ò

Proposal 1 – Election of directors:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. Lord James Blyth	☐	☐	☐	7. Melvyn N. Klein	☐	☐	☐

2. Frederic F. Brace	☐	☐	☐	8. George Muñoz	☐	☐	☐

3. Linda Walker Bynoe	☐	☐	☐	9. Stuart M. Sloan	☐	☐	☐

4. Robert J. Eck	☐	☐	☐	10. Matthew Zell	☐	☐	☐

5. Robert W. Grubbs	☐	☐	☐	11. Samuel Zell	☐	☐	☐

6. F. Philip Handy	☐	☐	☐

Proposal 2
12. Advisory vote to approve the Company’s executive compensation.	☐	For	☐	Against	☐	Abstain

Proposal 3
13. Ratification of Ernst & Young LLP as independent registered public accounting firm for Fiscal 2012	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS FOR PROPOSALS 1, 2 AND 3 AND FOR SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANIXTER INTERNATIONAL INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 10, 2012

8:30 A.M. Central time

Two North Riverside Plaza

24th Floor

Chicago, Illinois

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2012.

The 2012 Proxy Statement is available at

www.anixter.com/Proxy

The 2011 Annual Report is available at

www.anixter.com/AnnualReports

Anixter International Inc.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2012.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 through 13.

By signing the proxy, you revoke all prior proxies and appoint Robert J. Eck, Ted A. Dosch and Bradd Easton and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, on any other matters which may come before the Annual Meeting and any adjournment or postponement thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/axe	1-800-560-1965
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 12:00 p.m. (CT) on	vote your proxy until 12:00 p.m.	postage-paid envelope provided.
May 9, 2012.	(CT) on May 9, 2012.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.